Exhibit 99.1

PRESS RELEASE

NRG Announces Changes in Leadership

HOUSTON—March 26, 2024—NRG Energy Inc. (NYSE: NRG) today announced that Elizabeth Killinger has elected to retire from her role as Executive Vice President, NRG Home. Rasesh Patel has been named President, NRG Consumer, and will oversee the two separate business segments of Smart Home and Home Energy, effective immediately. Mrs. Killinger will remain with NRG as an advisor to the CEO until January 2025.

“I want to thank Elizabeth for her leadership, service, and dedication to NRG for over 20 years. On behalf of the Board and the entire NRG team, we want to acknowledge her strong commitment to meeting the needs of our customers and employees, while positioning NRG for growth well into the future,” said Larry Coben, NRG Chair, Interim President and CEO. “I am confident that with Rasesh leading our current home energy and smart home teams we will continue to advance NRG’s position as the premier energy and home services company.”

Rasesh Patel has served as Executive Vice President, Smart Home and President of Vivint, since March 2023 following the close of NRG’s acquisition, and served as Chief Operating Officer of Vivint from May 2022 to March 2023. Prior to joining Vivint, he held numerous senior leadership positions with AT&T and DIRECTV. In those roles, Mr. Patel led teams responsible for approximately $35 billion in annual revenue, focused on integrated technology platforms, product solutions, and customer experience. Mr. Patel holds an MBA from UCLA’s Anderson School of Management and a bachelor’s degree in electrical and computer engineering from the University of California, Irvine.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on Twitter, @nrgenergy.

Contacts

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